Exhibit 99.1

G1 Therapeutics Announces New Supplemental COSELA™ (Trilaciclib) Sales Force

- New G1 Sales Force to Focus on Top Tier Accounts to Accelerate Sales Activities -

RESEARCH TRIANGLE PARK, NC, September 15, 2021 – G1 Therapeutics, Inc. (Nasdaq: GTHX), a commercial-stage oncology company, today announced that it will hire and train a 15-person oncology sales force to supplement the Boehringer Ingelheim oncology commercial team. The expansion will allow G1 to target top tier accounts in order to accelerate sales activities and help maximize the adoption of COSELA™ (trilaciclib).

The new G1 sales representatives will supplement the existing Boehringer Ingelheim oncology commercial team. G1 entered into a three-year co-promotion agreement with Boehringer Ingelheim to collaborate on the commercialization of COSELA for its first indication in ES-SCLC. (press release)

“This additional sales force will allow us to expand the reach into our top tier accounts, who treat up to 50 percent of patients diagnosed with small cell lung cancer,” said Andrew Perry, G1’s Chief Commercial Officer. “COSELA is the only multilineage myeloprotection therapy developed to proactively reduce the risk of some of the dangerous side effects of chemotherapy in certain patients. We envision working closely with our partners at BI to maximize demand and adoption of this important medicine among these top accounts, as we seek to ensure the availability of COSELA to as many appropriate patients living with ES-SCLC as possible.”

On September 9, 2021, the G1 Board of Directors adopted the G1 Therapeutics, Inc. 2021 Sales Force Inducement Equity Incentive Plan (the “Plan”). There are 500,000 shares of common stock reserved under the Plan to be used exclusively for grants of awards to sales force individuals and support staff that were not previously employees or directors of G1, as an inducement material to the individuals’ entry into employment with G1 within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. The Plan was approved by the Board of Directors without stockholder approval pursuant to Rule 5635(c)(4), and the terms and conditions of the Plan are substantially similar to G1’s stockholder-approved 2017 Equity Incentive Plan, as amended.

About COSELA™ (trilaciclib) for Injection

COSELA (trilaciclib) was approved by the U.S. Food and Drug Administration on February 12, 2021.

Indication

COSELA™ (trilaciclib) is indicated to decrease the incidence of chemotherapy-induced myelosuppression in adult patients when administered prior to a platinum/etoposide-containing regimen or topotecan-containing regimen for extensive-stage small cell lung cancer.

Important Safety Information

COSELA is contraindicated in patients with a history of serious hypersensitivity reactions to trilaciclib.

Warnings and precautions include injection-site reactions (including phlebitis and thrombophlebitis), acute drug hypersensitivity reactions, interstitial lung disease (pneumonitis), and embryo-fetal toxicity.

The most common adverse reactions (>10%) were fatigue, hypocalcemia, hypokalemia, hypophosphatemia, aspartate aminotransferase increased, headache, and pneumonia.

This information is not comprehensive. Please click here for full Prescribing Information. https://www.g1therapeutics.com/cosela/pi/

To report suspected adverse reactions, contact G1 Therapeutics at 1-800-790-G1TX or call FDA at 1-800-FDA-1088 or visit www.fda.gov/medwatch.

About G1 Therapeutics

G1 Therapeutics, Inc. is a commercial-stage biopharmaceutical company focused on the development and commercialization of next generation therapies that improve the lives of those affected by cancer, including the Company’s first commercial product, COSELA™ (trilaciclib). G1 has a deep clinical pipeline and is executing a tumor-agnostic development plan evaluating COSELA in a variety of solid tumors, including colorectal, breast, lung, and bladder cancers. G1 Therapeutics is based in Research Triangle Park, N.C. For additional information, please visit www.g1therapeutics.com and follow us on Twitter @G1Therapeutics.

G1 Therapeutics™ and the G1 Therapeutics logo and COSELA™ and the COSELA logo are trademarks of G1 Therapeutics, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, those relating to the Company’s ability to accelerate sales activities and maximize reach into top tier accounts. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause the company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in the company’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein and include, but are not limited to, the company’s dependence on the commercial success of COSELA; the development and commercialization of new drug products is highly competitive; the company’s ability to complete clinical trials for, obtain approvals for and commercialize any of its product candidates; the company’s initial success in ongoing clinical trials may not be indicative of results obtained when these trials are completed or in later stage trials; the inherent uncertainties associated with developing new products or technologies and operating as a development-stage company; and market conditions. Except as required by law, the company assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

###

Will Roberts

Vice President, Investor Relations & Corporate Communications

919-907-1944

wroberts@g1therapeutics.com

Rebecca Levine

Director, Corporate Communications and Public Relations

(919) 667-8711

rlevine@g1therapeutics.com